News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces First Quarter 2010 Results

BASKING RIDGE, N.J., May 7, 2010 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the first quarter ended March 31, 2010.

Consolidated revenues totaled $41.9 million for the first quarter of 2010, representing a 12% revenue decline from the $47.4 million in the first quarter of 2009.  The Company recorded a net loss of $0.7 million for the first quarter of 2010, or a loss of ($0.01) per share, compared to a net loss of $1.8 million, or a loss of ($0.03) per share for the first quarter of 2009.  The net loss for the first quarter of 2010 and 2009 includes non-cash charges of $0.5 million and $0.8 million, respectively, attributable to increased depreciation expense resulting from a reduction in the estimated useful life of the Company’s current IT system.  In addition, the net loss for the first quarter of 2010 includes $0.1 million of restructuring charges.  The net loss for the first quarter of 2009 included $0.2 million of restructuring charges.

First quarter 2010 revenues by service line:

▪
Portamedic revenue declined 11% to $31.1 million in the first quarter of 2010 compared to $35.0 million in the first quarter of 2009, primarily due to a 10% decline in paramedical exams completed during the quarter.

▪
Heritage Labs revenue totaled $2.8 million for the first quarter of 2010, a decrease of 13% compared to the first quarter of 2009, primarily attributable to reduced demand for lab testing services and specimen collection kits.

▪
Hooper Holmes Services revenue totaled $5.4 million for the first quarter of 2010, a 20% decline from $6.8 million in the first quarter of 2009, primarily due to reduced demand for the Company’s outsourced underwriting services, along with a decline in the Company’s medical records collection services.

▪	Health & Wellness revenue totaled $2.5 million for the first quarter of 2010, a 6% increase from revenue in the comparable first quarter of 2009.

Net cash provided by operations approximated $1.9 million in the first quarter of 2010.  Capital expenditures totaled $0.6 million in the first quarter.  As of March 31, 2010, cash and cash equivalents totaled $17.7 million, with no borrowings under the Company’s credit facility.

“Our first quarter revenue decline is primarily attributable to the economy and its negative impact on the life insurance industry, and to a lesser extent, poor weather in certain regions of the U.S.,” said Roy H. Bubbs, President and CEO of Hooper Holmes.  “We are working hard on initiatives to offset the continued challenges the life insurance industry is having on our business.  I am pleased with the new programs and services we recently announced and we are optimistic about their future potential.  By improving revenues and lowering costs, we expect to be profitable in the second quarter and for the balance of the year.”

Larry Ferguson, Chairman of the Board of Hooper Holmes, commented “While the year is off to a challenging start, management is focused on plans to address these challenges.  Both the Board of Directors and the management of Hooper Holmes are committed to a goal of 5% profitability.”

Conference Call

The Company will host a conference call, today, May 7, 2010 at 11:00am ET to discuss first quarter 2010 results.

To participate in the conference call, please dial 877-941-4775 or internationally 480-629-9761 conference ID 4289300 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on May 7, 2010 until midnight on May 14, 2010, by dialing 800-406-7325 or internationally 303-590-3030.  The access code for the replay is 4289300.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  With presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four divisions.  Portamedic provides a wide range of medical exam services nationwide.  Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today’s tests.  Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity in operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months ended March 31,			
		2010		2009
Revenues	$	41,918	$	47,435
Cost of operations		30,749		35,039
Gross profit		11,169		12,396
Selling, general and administrative expenses		11,710		13,832
Restructuring charges		108		188
Operating loss from continuing operations		(649)		(1,624)
Other income (expense):				
Interest income		50		24
Other expense, net		(91)		(133)
		(41)		(109)
Loss from continuing operations before income taxes		(690)		(1,733)
Income tax expense		14		17
Loss from continuing operations	$	(704)	$	(1,750)
Discontinued operations:				
Loss on sale of subsidiary		-		(41)
		-		(41)
Net loss		(704)		(1,791)
Basic and diluted loss per share:				
Continuing operations				
Basic	$	(0.01)	$	(0.03)
Diluted	$	(0.01)	$	(0.03)
Discontinued operations				
Basic	$	-	$	-
Diluted	$	-	$	-
Net loss				
Basic	$	(0.01)	$	(0.03)
Diluted	$	(0.01)	$	(0.03)
Weighted average number of shares - basic and diluted		68,997,365		68,674,587

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